Exhibit 99.1

ABIOMED APPOINTS ROBERT L. BOWEN AS CHIEF FINANCIAL OFFICER

DANVERS, Mass., December 22, 2008 — Abiomed, Inc. (NASDAQ: ABMD), a leading provider of heart recovery products providing circulatory support to acute heart failure patients, announced today the appointment of Robert L. Bowen as Vice President and Chief Financial Officer. Mr. Bowen brings more than 20 years of domestic and international management experience, as well as an extensive background in accounting and auditing practices, financial planning and analysis, SEC compliance and reporting, investor relations, strategic business planning, mergers and acquisitions and managing company growth.

“We are thrilled to have Bob Bowen on board during such an exciting time for the company,” said Michael R. Minogue, Chairman, CEO and President of Abiomed. “With extensive financial and investor leadership experience, Bob understands the financial management needs of a rapidly growing organization. He will be a tremendous asset to the company as we continue the successful momentum from the Impella launch and ongoing worldwide adoption of our heart recovery continuum of care.”

From 2005 to 2008, Mr. Bowen was Vice President and Chief Financial Officer for GSI Group, a publicly-held laser and precision motion supplier in Bedford, Mass., with approximately $300 million in revenue. At GSI Group, Mr. Bowen led the consolidation of the company’s financial operations, implemented improved and timely desktop financial reporting systems, played a leadership role in assessing a joint venture partnership in China, and worked on several acquisition opportunities including the acquisition of Excel Technologies.

During 2004 to 2006, Mr. Bowen also was a founding partner and managing director of Graystone Capital Partners, an investment vehicle established to fund and launch an internet-based Chinese media company in Beijing, focusing on comedy, music, short film and video sharing.

Mr. Bowen held the Vice President and Chief Financial Officer position for Cytyc Corporation, a leading women’s healthcare company from 2000 to 2003. During a period of rapid growth with revenues growing from approximately $140 million to approximately $300 million, he led the implementation of Sarbanes Oxley internal control requirements, upgraded the sales order internal routines, implemented new financial and management reporting systems and worked on several acquisition opportunities, including the acquisition of Product Health, a breast cancer diagnostic company.

From 1997 to 2003, Mr. Bowen was the Chief Financial Officer for Case Corporation’s European Region, based in Paris, France, with revenues of approximately $1.7 billion. He successfully led the Euro conversion project, was instrumental in establishing a centralized European Shared Service organization, integrated the newly acquired Austrian manufacturing and distribution business and worked on several private company acquisition opportunities.

Prior to Case Corporation, Mr. Bowen held senior financial positions in the General Electric (GE) Healthcare, Trading and Lighting businesses, with assignments in the U.S., Asia and Europe for a span of 20 years. At GE Lighting in London, Mr. Bowen played a leadership role in the restructuring of the new organization’s two European acquisitions. In addition, during his assignment at GE Medical Systems Asia, Mr. Bowen led the negotiation and establishment of a successful joint venture in India with WIPRO and the restructuring of GE’s South Korean joint venture with Samsung.

Mr. Bowen received a bachelor’s degree in business from Ohio University and a master’s in international business and finance from New York University’s Stern School of Business.

“I am extremely pleased to join the strong and committed management team at Abiomed,” said Mr. Bowen. “With an impressive set of products that can expect further growth and new developments in enhancing the quality of life for patients, the company is well positioned to become a global leader in the heart recovery market.”

Ian McLeod, who has served as Abiomed’s interim Principal Financial Officer and interim Principal Accounting Officer, will continue as the Company’s Corporate Controller.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support to acute heart failure patients across the continuum of care in heart recovery. Our products are designed to enable the heart to rest, heal and recover by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com.

FORWARD-LOOKING STATEMENTS

This Release contains forward-looking statements, including statements regarding development of Abiomed’s existing and new products, the Company’s progress toward commercial growth, and future opportunities and expected regulatory approvals. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, including anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K and most recently filed Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

For further information please contact:

Aimee Maillett

Public Relations Specialist

978-646-1553

ir@abiomed.com

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